Exhibit 10.07

October 1, 2007

Mr. Peter Edwards

Model N, Inc.

1800 Bridge Parkway

Redwood City, CA 94065

Subject:	First Amendment to Lease

Dear Mr. Edwards:

Enclosed is a fully executed First Amendment to Lease by and between Westport Office Park, LLC, and Model N, Inc., covering the premises commonly known as 1800 Bridge Parkway, Redwood City, CA.

Please feel free to contact our office at (650) 802-2850 if you have any questions.

Sincerely,

/s/ Kristal Monroe
Kristal Monroe
Project Administrator

Enclosures

1300 Island Drive, Redwood City. California 94065    ☐    tel 650 802 2850    ☐    fax 650 802 2852

FIRST AMENDMENT TO LEASE

(EXPANSION)

This First Amendment to Lease (the “Agreement”) is entered into as of September 22, 2007, by and between WESTPORT OFFICE PARK, LLC, a California limited liability company (“Landlord”), and MODEL N, INC., a Delaware corporation (“Tenant”), with respect to the following facts and circumstances:

A. Landlord and Tenant are parties to that certain Lease Agreement dated March 24, 2006 (the “Original Lease”) of certain premises (the “Existing Premises”) within the building commonly known as 1800 Bridge Parkway, Redwood City, California, and more particularly described in the Original Lease. Capitalized terms used and not otherwise defined herein shall have the meanings given those terms in the Original Lease.

B. Tenant gave Landlord timely written notice of its exercise of its expansion option pursuant to Article 55 of the Original Lease within twelve (12) months of the Commencement Date and Landlord and Tenant desire to amend the Original Lease to add additional space on the terms and conditions provided herein.

IT IS THEREFORE, agreed as follows:

1. As used in this Agreement, the following terms have the following meanings:

“Applicable Abatement Period” means a period of time equal to ten percent (10%) of the Length of the Expansion Term.

“Expansion Space” means a portion of the first floor of the Building, containing approximately 12,528 rentable square feet of area, and more particularly shown on Exhibit “A-1” attached hereto.

“Expansion Space Commencement Date” shall mean November 1, 2007.

“Expansion Improvements” means the tenant improvements constructed in the Expansion Space.

“Length of the Expansion Term” means the period of time, in days, from the Expansion Space Commencement Date to July 13, 2011.

2. Landlord and Tenant agree that based on a Commencement Date of July 14, 2006, Base Rent for the Existing Premises is as follows:

Period	Annual Base Rent	Monthly Base Rent	Monthly Base Rent Per Square Foot of Rentable Area	Deemed Rentable Square Footage for the Purposes of Calculating Base Rent

07/14/06 – 01/13/07*	$360,000.00	$30,000.00	$1.32	25,000
01/14/07 – 07/13/07	$360,000.00	$30,000.00	$1.32	25,000
07/14/07 – 01/13/08	$453,600.00	$37,800.00	$1.32	30,000
01/14/08 – 01/13/09	$601,001.28	$50,083.44	$1.32	37,942
01/14/09 – 01/13/10	$637,425.60	$53,118.80	$1.40	37,942
01/14/10 – 01/13/11	$660,190.80	$55,015.90	$1.45	37,942
01/14/11 – 07/13/11	$682,956.00	$56,913.00	$1.50	37,942

*	Monthly Base Rent shall be abated during this period.

3. Landlord and Tenant agree that based on a Commencement Date of July 14, 2006, Tenant’s Building Percentage with respect to the Existing Premises is as follows:

Period	Tenant’s Building Percentage	Deemed Square Footage

07/14/06 – 07/13/07	49.53%	25,000
07/14/07 – 01/13/08	59.44%	30,000
01/14/08 – 07/13/11	75.18%	37,942

4. Effective on the Expansion Space Commencement Date, the Premises shall be expanded to include the Expansion Space. Accordingly, effective on the Expansion Space Commencement Date, the following terms of the Original Lease are amended as follows:

4.1 The Expansion Space is added to the Premises such that the Premises shall be comprised of the Existing Premises and the Expansion Space, and Exhibit “A-1” attached hereto is hereby added to Exhibit “A” to the Original Lease.

4.2 Tenant agrees to pay Landlord as Base Rent for the Expansion Space as follows:

The Base Rent for the Expansion Space shall be the same amount per square foot of rentable area as the Base Rent for the Premises under the Original Lease subject to the full or partial abatement as hereinafter described.

(a) Commencing on the Expansion Space Commencement Date, the Base Rent for the Expansion Space will be fully abated for a period (“Period 1”) equal to the Applicable Abatement Period. (For an example of this calculation, based on the assumption that the Expansion Space Commencement Date will be November 1, 2007, see Exhibit “K” attached hereto, which example calculates Period 1 as four (4) months and eleven (11) days and shows the rents due during each of the periods from the Expansion Space Commencement Date through the end of the Term based on that assumption.)

(b) The Base Rent for the Expansion Space for the period immediately following Period 1 will be partially abated for a period (“Period 2”) of time that is equal to the Applicable Abatement Period, such that Tenant shall pay to Landlord monthly Base Rent for the Expansion Space in an amount equal to the product of (i) the amount per square foot of rentable area of the monthly Base Rent required from time to time during Period 2 under the Original Lease for the Existing Premises multiplied by (ii) 65.89% of the total square footage in the Expansion Space, or 8,255 square feet.

(c) The Base Rent for the Expansion Space for the period immediately following Period 2 will be partially abated for a period (“Period 3”) of time that is equal to the Applicable Abatement Period, such that Tenant shall pay to Landlord monthly Base Rent for the Expansion Space in an amount equal to the product of (i) the amount per square foot of rentable area of the monthly Base Rent required from time to time during Period 3 under the Original Lease for the Existing Premises multiplied by (ii) 79.068% of the total square footage in the Expansion Space, or 9,906 square feet.

(d) Thereafter, and for the remainder of the Term of the Lease, Tenant shall pay to Landlord as Base Rent the same amount per square foot of rentable area for the Expansion Space, from time to time, as is required to be paid per square foot for the Existing Premises.

4.3 As an additional abatement of rent, for purposes of determining Tenant’s Share of Operating Expenses and Taxes for the Expansion Space shall be reduced during Period 1, Period 2, and Period 3 by deeming the Expansion Space to have artificial square footage amounts for the Expansion Space during certain periods and calculating Tenant’s Building Percentage with respect to the Expansion Space based on those deemed areas as follows:

Period	Deemed Rentable Area of Expansion Space	Deemed Tenant’s Building Percentage as to the Expansion Space

Period 1	8,255	16.36%
Period 2	8,255	16.36%
Period 3	9,906	19.63%

From and after the expiration of Period 3, Tenant’s Building Percentage for the Premises shall be 100%. (The deemed rentable area of the Expansion Space specified in this Section 4.3 is for purposes of this Section 4.3 only.)

4.4 The Monthly Base Rent and Additional Rent for the Expansion Space shall be payable in the manner provided for in the Original Lease.

4.5 The Term with respect to the Expansion Space shall be coterminous with the Existing Premises. In the event that Tenant exercises its extension option or a termination right under the Original Lease, such extension or termination shall apply to the entire Premises then subject to the Original Lease (including the Expansion Space).

5. Article 55 of the Original Lease is of no further force or effect.

6. Tenant is in occupancy of the Existing Premises and hereby takes the Existing Premises “AS IS”, without any obligation on the Landlord’s part to alter or improve such space or provide Tenant with any improvement allowance, except that Landlord shall provide an Expansion Improvement Allowance for construction of Expansion Improvements in an amount equal to $136,242.00. The construction of the Expansion Improvements shall be governed by the Tenant Work Letter attached hereto as Exhibit “C-1”. Notwithstanding anything to the contrary in the Lease, Tenant shall not be required to remove the Expansion Space Improvements upon the expiration or earlier termination of the Lease,.

7. Section 4.3 of the Original Lease is amended to increase the Security Deposit by $47,355.84, for a total of $183,945.84, which shall be held in accordance with the applicable provisions of the Original Lease regarding the Security Deposit. Tenant shall pay Landlord the amount of that increase upon Tenant’s execution and delivery of this Agreement.

8. Landlord hereby represents and warrants to Tenant that it has dealt with no broker, finder or similar person in connection with this Agreement, and Tenant hereby represents and warrants to Landlord that it has dealt with no broker, finder or similar person in connection with this Agreement, other than NAIBT (“Landlord’s Broker”) and CB Richard Ellis (“Tenant Broker”). Landlord and Tenant shall each defend, indemnify and hold the other harmless with respect to all claims, causes of action, liabilities, losses, costs and expenses (including without limitation attorneys’ fees) arising from a breach of the foregoing representation and warranty. The commission with respect to this Agreement shall be paid to Landlord’s Broker by Landlord pursuant to a separate agreement. Landlord’s Broker will pay Tenant’s Broker a commission pursuant to a separate agreement. Nothing in this Agreement shall impose any obligation on Landlord to pay a commission or fee to any party other than Landlord’s Broker.

9. Time is of the essence of this Agreement and the provisions contained herein.

10. As additional consideration for this Agreement, Tenant hereby certifies that:

(a) The Original Lease (as amended hereby) is in full force and effect.

(b) Tenant is in possession of the Premises.

(c) Rent has been paid through September 30, 2007.

(d) To Tenant’s knowledge, there are no uncured defaults on the part of Landlord or Tenant under the Original Lease.

(e) There are no existing offsets or defenses which Tenant has against the enforcement of the Original Lease (as amended hereby) by Landlord.

(f) All of the representations and warranties of Tenant in the Original Lease are hereby remade.

11. Except as specifically provided herein, the terms and conditions of the Original Lease as amended hereby are confirmed and continue in full force and effect. This Agreement shall be binding on the heirs, administrators, successors and assigns (as the case may be) of the parties hereto. This Agreement and the attached exhibits, which are hereby incorporated into and made a part of this Agreement, set forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Under no circumstances shall Tenant be entitled to any Rent abatement, improvement allowance, leasehold improvements, or other work to the Premises, or any similar economic incentives that may have been provided to Tenant in connection with entering into the Original Lease, unless specifically set forth in this Agreement. Tenant agrees that neither Tenant nor its agents or any other parties acting on behalf of Tenant shall disclose any matters set forth in this Agreement or disseminate or distribute any information concerning the terms, details or conditions hereof to any person, firm or entity without obtaining the express written consent of Landlord. In the case of any inconsistency between the provisions of the Original Lease and this Agreement, the provisions of this Agreement shall govern and control. Submission of this Agreement by Landlord is not an offer to enter into this Agreement but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Agreement until Landlord has executed and delivered the same to Tenant.

12. Effective as of the date hereof, all references to the “Lease” shall refer to the Original Lease, as amended by this Agreement.

13. To satisfy compliance with the Employee Retirement Income Security Act of 1974, as amended, Tenant represents and warrants to Landlord and The Prudential Insurance Company of America, a New Jersey corporation (“Prudential”), that:

(a) Tenant is not an “employee benefit plan” (as that term is defined in Section 3(3) of ERISA); and

(b) Tenant is not acquiring the Property as a plan asset subject to ERISA but for Tenant’s own investment account; and

(c) Tenant is not an “affiliate” of Prudential as defined in Section IV(b) or PTE 90-1;

(d) Tenant is not a “party in interest” (as that term is defined in Section 3(14) of ERISA) to the Virginia Retirement System; and

(e) Tenant agrees to keep the identity of the Virginia Retirement System confidential, except to the extent that Tenant may be required to disclose such information as a result of (i) legal process, or (ii) compliance with ERISA or other Laws governing Tenant’s operations.

14. To correct paragraph numbering in the Original Lease, Landlord and Tenant agree that Exhibit “L” attached hereto shall be substituted for pages 1 through 66 of the Original Lease.

IN WITNESS WHEREOF, this Agreement was executed as of the date first above written.

Landlord:

WESTPORT OFFICE PARK, LLC, a California limited liability company

By:	THE PRUDENTIAL INSURANCE COMPANY OF AMERICA, a New Jersey corporation, its member

	By:	/s/ Jolynn Chow Miller

JOLYNN CHOW MILLER
[Printed Name and Title]
SECOND VICE PRESIDENT

Tenant:

MODEL N, INC., a Delaware corporation

By:	/s/ Mark Tisdel

Mark Tisdel, VP Finance
[Printed Name and Title]

Sept 22, 2007

EXHIBIT A-1

EXPANSION SPACE

(See Attached.)

Exhibit A-1

MODEL N
SUITE 102
VACANT
SUITE 101

FIRST FLOOR AREA CALCULATIONS

FIRST AND SECOND FLOOR COMMON AREA

FIRST FLOOR COMMON AREA

SUITE 101

SUITE 102

HARVEST PROPERTIES

FIRST FLOOR PLAN

BAYSHORE TECHNOLOGY PARK BUILDING 10
1800 BRIDGE PARKWAY

REVISION 4
01/31/07

habitec
ARCHITECTURE + PLANNING
INTERIOR DESIGN

EXHIBIT C-1

TENANT WORK LETTER

(TENANT BUILDS)

This Tenant Work Letter shall set forth the terms and conditions relating to the construction of the Expansion Space. This Tenant Work Letter is essentially organized chronologically and addresses the issues of the construction of the Expansion Space, in sequence, as such issues will arise during the actual construction of the Expansion Space. All references in this Tenant Work Letter to “this First Amendment to Lease” shall mean the relevant portions of this First Amendment to Lease to which this Tenant Work Letter is attached, all references to Articles or Sections of the “Original Lease” shall mean the relevant portions of the Original Lease executed by and between Tenant and Landlord as described in Recital A of this First Amendment to Lease and all references in this Tenant Work Letter to Sections of “this Tenant Work Letter” shall mean the relevant portions of this Tenant Work Letter.

SECTION 1

DELIVERY OF THE EXPANSION SPACE AND EXPANSION SPACE BASE BUILDING

1.1 Expansion Space Base Building as Constructed by Landlord. Upon the later of (a) the first business day after the current tenant of the Expansion Space vacates the Expansion Space, or (b) the full execution and delivery of this First Amendment to Lease by Landlord and Tenant, Landlord shall deliver the Expansion Space and “Expansion Space Base Building,” as that term is defined below, to Tenant in “broom clean” condition, and Tenant shall accept the Expansion Space and Expansion Space Base Building from Landlord in their presently existing, “as is” condition. The “Expansion Space Base Building” shall consist of only the improvements existing in the Expansion Space on the date possession is delivered to Tenant. Tenant agrees that Landlord has no obligation and has made no promise to alter, remodel, improve, or repair the Expansion Space, or any part thereof, or to repair, bring into compliance with applicable laws, or improve any condition existing in the Expansion Space as of the Commencement Date; provided, however, that Tenant shall not be obligated to construct any improvements or do any work outside of the Expansion Space, which may be required to bring the Expansion Space Building into compliance with applicable laws, as a result of the Expansion Improvements done to the Expansion Space as provided for in this Tenant Work Letter. Tenant agrees that neither Landlord nor any of Landlord’s employees or agents has made any representation or warranty as to the present or future suitability or fitness of the Expansion Space or the Building for the conduct of Tenant’s particular business. Any improvements or personal property located in the Expansion Space are delivered without any representation or warranty from Landlord, either express or implied, of any kind, including without limitation, title, merchantability or suitability for a particular purpose. The taking of possession of the Expansion Space by Tenant shall conclusively establish that the Expansion Space and the Building were at such time in good and satisfactory order, condition and repair. Tenant acknowledges that the Expansion Space has been previously built-out and improved for occupancy by a prior tenant and that the HVAC, life

Exhibit C-1

safety, plumbing, electrical and other Building systems serving and located in the Expansion Space has been configured for the use of the prior tenant and, no re-engineering of any Building system is contemplated as a condition to the delivery of the Expansion Space to Tenant.

SECTION 2

EXPANSION IMPROVEMENTS

2.1 Expansion Improvement Allowance. Tenant shall be entitled to a tenant improvement allowance (the “Expansion Improvement Allowance”) in the amount of $136,242.00 for the costs relating to the initial design and construction of Tenant’s improvements, which are permanently affixed to the Expansion Space (the “Expansion Improvements”). In no event shall Landlord be obligated to make disbursements pursuant to this Tenant Work Letter in a total amount which exceeds the Expansion Improvement Allowance. Any unused portion of the Expansion Improvement Allowance upon completion of the Expansion Improvements shall not be disbursed to Tenant or available to Tenant as a credit against any obligations of Tenant under the Lease. Tenant shall have not more than 180 days after completion of the Expansion Improvements to submit invoices for their cost to Landlord.

2.2 Disbursement of the Expansion Improvement Allowance.

2.2.1 Expansion Improvement Allowance Items. Except as otherwise set forth in this Tenant Work Letter, the Expansion Improvement Allowance shall be disbursed by Landlord only for the following items and costs (collectively the “Expansion Improvement Allowance Items”):

2.2.1.1 The payment of plan check, permit and license fees relating to construction of the Expansion Improvements;

2.2.1.2 The cost of construction of the Expansion Improvements, including, without limitation, testing and inspection costs, freight elevator usage, utility usage, parking charges and trash removal costs, and contractors’ fees and general conditions;

2.2.1.3 The cost of any changes in the Expansion Space Base Building when such changes are required by the Construction Drawings (including if such changes are due to the fact that such work is prepared on an unoccupied basis), such cost to include all direct architectural and/or engineering fees and expenses incurred in connection therewith;

2.2.1.4 The cost of any changes to the Construction Drawings or Expansion Improvements required by applicable building code (the “Code”);

2.2.1.5 One-half of the cost of the demising partitions between the Expansion Space and other tenants’ premises;

2.2.1.6 Sales and use taxes and Title 24 fees; and

2.2.1.7 All other costs to be expended by Landlord in connection with the construction of the Expansion Improvements.

Exhibit C-1

2.2.2 Disbursement of Expansion Improvement Allowance. During the construction of the Expansion Improvements, Landlord shall make monthly disbursements of the Expansion Improvement Allowance for Expansion Improvement Allowance Items for the benefit of Tenant and shall authorize the release of monies for the benefit of Tenant as follows.

2.2.2.1 Monthly Disbursements. On or before the first day of each calendar month, as determined by Landlord, during the construction of the Expansion Improvements, Tenant shall deliver to Landlord: (i) a request for payment of the “Contractor,” as that term is defined in Section 4.1.1 of this Tenant Work Letter, approved by Tenant, in a form to be provided by Landlord, showing the schedule, by trade, of percentage of completion of the Expansion Improvements in the Expansion Space, detailing the portion of the work completed and the portion not completed; (ii) invoices from all of “Tenant’s Agents,” as that term is defined in Section 4.1.2 of this Tenant Work Letter, for labor rendered and materials delivered to the Expansion Space; (iii) executed mechanic’s lien releases from all of Tenant’s Agents which shall comply with the appropriate provisions of applicable law; and (iv) all other information reasonably requested by Landlord. Tenant’s request for payment shall be deemed Tenant’s acceptance and approval of the work furnished and/or the materials supplied as set forth in Tenant’s payment request. Thereafter, Landlord shall deliver a check to Tenant made jointly payable to Contractor and Tenant in payment of the lesser of: (A) the amounts so requested by Tenant, as set forth in this Section 2.2.2.1, above, less a ten percent (10%) retention (the aggregate amount of such retentions to be known as the “Final Retention”), and (B) the balance of any remaining available portion of the Expansion Improvement Allowance (not including the Final Retention), provided that Landlord does not dispute any request for payment based on non compliance of any work with the “Approved Working Drawings,” as that term is defined in Section 3.4 below, or due to any substandard work, or for any other reason. Landlord’s payment of such amounts shall not be deemed Landlord’s approval or acceptance of the work furnished or materials supplied as set forth in Tenant’s payment request.

2.2.2.2 Final Retention. Subject to the provisions of this Tenant Work Letter, a check for the Final Retention payable jointly to Tenant and Contractor shall be delivered by Landlord to Tenant following the completion of construction of the Expansion Space, provided that (i) Tenant delivers to Landlord properly executed unconditional mechanics lien releases upon final payment in compliance with applicable law from all of Tenant’s Agents, (ii) Landlord has determined that no substandard work exists which adversely affects the mechanical, electrical, plumbing, heating, ventilating and air conditioning, life safety or other systems of the Building, the curtain wall of the Building, the structure or exterior appearance of the Building, or any other tenant’s use of such other tenant’s leased premises in the Building and (iii) Architect delivers to Landlord a certificate, in a form reasonably acceptable to Landlord, certifying that the construction of the Expansion Improvements in the Expansion Space has been substantially completed.

2.2.2.3 Other Terms. Landlord shall only be obligated to make disbursements from the Expansion Improvement Allowance to the extent costs are incurred by Tenant for Expansion Improvement Allowance Items.

2.3 Standard Tenant Improvement Package. Landlord has established specifications (the “Specifications”) for the Building standard components to be used in the construction of the

Exhibit C-1

Expansion Improvements in the Expansion Space (collectively, the “Standard Improvement Package”). The quality of Expansion Improvements shall be equal to or of greater quality than the quality of the Specifications, provided that the Expansion Improvements shall comply with certain Specifications as designated by Landlord. Landlord may make changes to the Specifications for the Standard Improvement Package from time to time.

SECTION 3

CONSTRUCTION DRAWINGS

3.1 Selection of Drawings. Tenant shall use an architect/space planner approved by Landlord (the “Architect”) to prepare the Construction Drawings. Tenant shall use the engineering consultants designated by Landlord (the “Engineers”) to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC, life safety, and sprinkler work in the Expansion Space, which work is not part of the Expansion Space Base Building. The plans and drawings to be prepared by Architect and the Engineers hereunder shall be known collectively as the “Construction Drawings.” All Construction Drawings shall comply with the drawing format and specifications determined by Landlord, and shall be subject to Landlord’s approval, which Construction Drawings shall contain the information listed on Schedule 1, attached hereto. Tenant and Architect shall verify, in the field, the dimensions and conditions as shown on the relevant portions of the base building plans, and Tenant and Architect shall be solely responsible for the same, and Landlord shall have no responsibility in connection therewith. Landlord’s review of the Construction Drawings as set forth in this Section 3, shall be for its sole purpose and shall not imply Landlord’s review of the same, or obligate Landlord to review the same, for quality, design, Code compliance or other like matters. Accordingly, notwithstanding that any Construction Drawings are reviewed by Landlord or its space planner, architect, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord’s space planner, architect, engineers, and consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Drawings, and Tenant’s waiver and indemnity set forth in Article 21 of the Original Lease shall specifically apply to the Construction Drawings.

3.2 Final Space Plan. Tenant shall supply Landlord with four (4) copies signed by Tenant of its final space plan for the Expansion Space before any architectural working drawings or engineering drawings have been commenced. The final space plan (the “Final Space Plan”) shall include a layout and designation of all offices, rooms and other partitioning, their intended use, and equipment to be contained therein, Landlord may request clarification or more specific drawings for special use items not included in the Final Space Plan. Landlord shall advise Tenant within five (5) business days after Landlord’s receipt of the Final Space Plan for the Expansion Space if the same is unsatisfactory or incomplete in any respect. If Tenant is so advised, Tenant shall promptly cause the Final Space Plan to be revised to correct any deficiencies or other matters Landlord may reasonably require.

3.3 Final Working Drawings. After the Final Space Plan has been approved by Landlord, Tenant shall supply the Engineers with a complete listing of standard and non standard equipment and specifications, including, without limitation, B.T.U. calculations, electrical

Exhibit C-1

requirements and special electrical receptacle requirements for the Expansion Space, to enable the Engineers and the Architect to complete the “Final Working Drawings” (as that term is defined below) in the manner as set forth below. Upon the approval of the Final Space Plan by Landlord and Tenant, Tenant shall promptly cause the Architect and the Engineers to complete the architectural and engineering drawings for the Expansion Space, and Architect shall compile a fully coordinated set of architectural, structural, mechanical, electrical and plumbing working drawings in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits (collectively, the “Final Working Drawings”) and shall submit the same to Landlord for Landlord’s approval. Tenant shall supply Landlord with four (4) copies signed by Tenant of such Final Working Drawings. Landlord shall advise Tenant within ten (10) business days after Landlord’s receipt of the Final Working Drawings for the Expansion Space if the same is unsatisfactory or incomplete in any respect If Tenant is so advised, Tenant shall immediately revise the Final Working Drawings in accordance with such review and any disapproval of Landlord in connection therewith.

3.4 Approved Working Drawings. The Final Working Drawings shall be approved by Landlord (the “Approved Working Drawings”) prior to the commencement of construction of the Expansion Space by Tenant. After approval by Landlord of the Final Working Drawings, Tenant may submit the same to Redwood City for all applicable building permits, if required. Tenant hereby agrees that neither Landlord nor Landlord’s consultants shall be responsible for obtaining any building permit or certificate of occupancy for the Expansion Space and that obtaining the same shall be Tenant’s responsibility; provided, however, that Landlord shall cooperate with Tenant in executing permit applications and performing other ministerial acts reasonably necessary to enable Tenant to obtain any such permit or certificate of occupancy. No changes, modifications or alterations in the Approved Working Drawings may be made without the prior written consent of Landlord, which consent may not be unreasonably withheld.

SECTION 4

CONSTRUCTION OF THE EXPANSION IMPROVEMENTS

4.1 Tenant’s Selection of Contractors.

4.1.1 The Contractor. A general contractor (“Contractor”) shall be retained by Tenant to construct the Expansion Improvements. The Contractor shall be subject to Landlord’s approval.

4.1.2 Tenant’s Agents. All subcontractors, laborers, materialmen, and suppliers used by Tenant (such subcontractors, laborers, materialmen, and suppliers, and the Contractor to be known collectively as “Tenant’s Agents”) must be approved in writing by Landlord, which approval shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, Tenant shall retain subcontractors approved by Landlord in connection with any structural, mechanical, electrical, plumbing or heating, air conditioning or ventilation work to be performed in the Expansion Space.

4.2 Construction of Expansion Improvements by Tenant’s Agents.

Exhibit C-1

4.2.1 Construction Contract. Prior to Tenant’s execution of the construction contract and general conditions with Contractor (the “Contract”), Tenant shall submit the Contract to Landlord for its approval, which approval shall not be unreasonably withheld or delayed.

4.2.2 Tenant’s Agents.

4.2.2.1 Landlord’s General Conditions for Tenant’s Agents and Expansion Improvement Work. Tenant’s and Tenant’s Agent’s construction of the Expansion Improvements shall comply with the following: (i) the Expansion Improvements shall be constructed in accordance with the Approved Working Drawings; and (ii) Tenant shall abide by all rules made by Landlord’s Building manager with respect to the use of freight, loading dock and service elevators, storage of materials, coordination of work with the contractors of other tenants, and any other matter in connection with this Tenant Work Letter, including, without limitation, the construction of the Expansion Improvements.

4.2.2.2 Indemnity. Tenant’s indemnity of Landlord as set forth in Article 21 of the Original Lease shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to any act or omission of Tenant or Tenant’s Agents, or anyone directly or indirectly employed by any of them, or in connection with Tenant’s non payment of any amount arising out of the Expansion Improvements and/or Tenant’s disapproval of all or any portion of any request for payment. Such indemnity by Tenant, as set forth in Article 21 of the Original Lease, shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to Landlord’s performance of any ministerial acts reasonably necessary (i) to permit Tenant to complete the Expansion Improvements, and (ii) to enable Tenant to obtain any building permit or certificate of occupancy for the Expansion Space.

4.2.2.3 Insurance Requirements.

4.2.2.3.1 General Coverages. All of Tenant’s Agents shall carry worker’s compensation insurance covering all of their respective employees, and shall also carry public liability insurance, including property damage, all with limits, in form and with companies as are required to be carried by Tenant as set forth in Article 13 of the Original Lease.

4.2.2.3.2 Special Coverages. Tenant shall carry “Builder’s All Risk” insurance in an amount approved by Landlord covering the construction of the Expansion Improvements, and such other insurance as Landlord may require, it being understood and agreed that the Expansion Improvements shall be insured by Tenant pursuant to Article 13 of the Original Lease immediately upon completion thereof. Such insurance shall be in amounts and shall include such extended coverage endorsements as may be reasonably required by Landlord including, but not limited to, the requirement that all of Tenant’s Agents shall carry excess liability and Products and Completed Operation Coverage insurance, each in amounts not less than $500,000 per incident, $1,000,000 in aggregate, and in form and with companies as are required to be carried by Tenant as set forth in Article 13 of the Original Lease.

Exhibit C-1

4.2.2.3.3 General Terms. Certificates for all insurance carried pursuant to this Section 4.2.2.4 shall be delivered to Landlord before the commencement of construction of the Expansion Improvements and before the Contractor’s equipment is moved onto the site. All such policies of insurance must contain a provision that the company writing said policy will give Landlord thirty (30) days’ prior written notice of any cancellation or lapse of the effective date or any reduction in the amounts of such insurance. In the event that the Expansion Improvements are damaged by any cause during the course of the construction thereof, Tenant shall immediately repair the same at Tenant’s sole cost and expense. Tenant’s Agents shall maintain all of the foregoing insurance coverage in force until the Expansion Improvements are fully completed and accepted by Landlord, except for any Products and Completed Operation Coverage insurance required by Landlord, which is to be maintained for ten (10) years following completion of the work and acceptance by Landlord and Tenant. All policies carried under this Section 4.2.2.3 shall insure Landlord and Tenant, as their interests my appear, as well as Contractor and Tenant’s Agents. All insurance, except Workers’ Compensation, maintained by Tenant’s Agents shall preclude subrogation claims by the insurer against anyone insured thereunder. Such insurance shall provide that it is primary insurance as respects the Landlord and that any other insurance maintained by Landlord is excess and noncontributing with the insurance required hereunder. The requirements for the foregoing insurance shall not derogate from the provisions for indemnification of Landlord by Tenant under Section 4.2.2.3 of this Tenant Work Letter. Landlord may, in its discretion, require Tenant to obtain a lien and completion bond or some alternate form of security satisfactory to Landlord in an amount sufficient to ensure the lien free completion of the Expansion Improvements and naming Landlord as a co obligee.

4.2.3 Governmental Compliance. The Expansion Improvements shall comply in all respects with the following: (i) the Code and other state, federal, city or quasi governmental laws, codes, ordinances and regulations, as each may apply according to the rulings of the controlling public official, agent or other person; (ii) applicable standards of the American Insurance Association (formerly, the National Board of Fire Underwriters) and the National Electrical Code; and (iii) building material manufacturer’s specifications.

4.2.4 Inspection by Landlord. Landlord shall have the right to inspect the Expansion Improvements at all times, provided however, that Landlord’s failure to inspect the Expansion Improvements shall in no event constitute a waiver of any of Landlord’s rights hereunder nor shall Landlord’s inspection of the Expansion Improvements constitute Landlord’s approval of the same. Should Landlord disapprove any portion of the Expansion Improvements, Landlord shall notify Tenant in writing of such disapproval and shall specify the items disapproved. Any defects or deviations in, and/or disapproval by Landlord of, the Expansion Improvements shall be rectified by Tenant at no expense to Landlord, provided however, that in the event Landlord determines that a defect or deviation exists or disapproves of any matter in connection with any portion of the Expansion Improvements and such defect, deviation or matter might adversely affect the mechanical, electrical, plumbing, heating, ventilating and air conditioning or life safety systems of the Building, the structure or exterior appearance of the Building or any other tenant’s use of such other tenant’s leased premises, Landlord may take such action as Landlord deems necessary, at Tenant’s expense and without incurring any liability on Landlord’s part, to correct any such defect, deviation and/or matter, including, without limitation,

Exhibit C-1

causing the cessation of performance of the construction of the Expansion Improvements until such time as the defect, deviation and/or matter is corrected to Landlord’s satisfaction.

4.3 Notice of Completion. Within ten (10) days after completion of construction of the Expansion Improvements, Tenant shall cause a Notice of Completion to be recorded in accordance with applicable law, and shall furnish a copy thereof to Landlord upon such recordation. If Tenant fails to do so, Landlord may execute and file the same on behalf of Tenant as Tenant’s agent for, such purpose, at Tenant’s sole cost and expense.

SECTION 5

MISCELLANEOUS

5.1 Tenant’s Representative. Tenant has designated Peter Edwards as its sole representative with respect to the matters set forth in this Tenant Work Letter, who shall have full authority and responsibility to act on behalf of the Tenant as required in this Tenant Work Letter.

5.2 Landlord’s Representative. Landlord has designated Christine Scheerer as its sole representatives with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Tenant Work Letter.

5.3 Time of the Essence in This Tenant Work Letter. Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days. If any item requiring approval is timely disapproved by Landlord, the procedure for preparation of the document and approval thereof shall be repeated until the document is approved by Landlord.

5.4 Tenant’s Lease Default. Notwithstanding any provision to the contrary contained in this First Amendment to Lease and the Original Lease, if an Event of Default as described in Article 22 of the Original Lease, in this First Amendment to Lease or this Tenant Work Letter has occurred at any time on or before the Substantial Completion of the Expansion Space, then (i) in addition to all other rights and remedies granted to Landlord pursuant to the Original Lease and this First Amendment to Lease, Landlord shall have the right to withhold payment of all or any portion of the Expansion Improvement Allowance and/or Landlord may cause Contractor to cease the construction of the Expansion Space (in which case, Tenant shall be responsible for any delay in the substantial completion of the Expansion Space caused by such work stoppage), and (ii) all other obligations of Landlord under the terms of this Tenant Work Letter shall be forgiven until such time as such default is cured pursuant to the terms of the Original Lease and this First Amendment to Lease (in which case, Tenant shall be responsible for any delay in the substantial completion of the Expansion Space caused by such inaction by Landlord).

5.5 Tenant’s Agents. All subcontractors, laborers, materialmen, and suppliers retained directly by Tenant shall conduct their activities in and around the Expansion Space, Building and the Real Property in a harmonious relationship with all other subcontractors, laborers, materialmen and suppliers at the Expansion Space, Building and Real Property, and, if necessary, Tenant shall employ union labor to achieve such harmonious relations.

Exhibit C-1

SCHEDULE 1

Floor Plans Showing

1. Location and type of all partitions.

2. Location and type of all doors. Indicate hardware and provide keying schedule.

3. Location and type of glass partitions, windows, and doors. Indicate framing and reference full-height partitions.

4. Locations of telephone equipment room.

5. Critical dimensions necessary for construction, with indication of required clearances.

6. Location and types of all electrical items: outlets, switches, telephone outlets and lighting.

7. Location and type of equipment that will require special electrical requirements. Provide manufacturers’ specifications for use and operation, including heat output.

8. Location, weight per square foot, and description of any heavy equipment or filing system.

9. Requirements for special air-conditioning or ventilation.

10. Location and type of plumbing.

11. Location and type of kitchen equipment.

12. Location, type and color of floor covering, wall covering, paint and finishes.

Details Showing

1. All millwork (including finish) with verified dimensions of all equipment to be built in.

2. Corridor entrance.

3. Bracing or support of special walls, glass partitions, etc., if desired. If not included with the plans, Tenant’s engineer will design all support or bracing required at Tenant’s expense.

Schedule 1

EXHIBIT K

EXAMPLE OF BASE RENT CALCULATION

	Expansion
Phase – In	Square Feet (Percentage of Expansion Space)	Initial Rental Rate	Total Monthly Base Rent Rate	Monthly Base Rent Due on the First of the Month
PERIOD 1
11/1/07 – 11/30/07	0	0.00	0.00	0.00
12/1/07 – 12/31/07	0	0.00	0.00	0.00
1/1/08 – 1/31/08	0	0.00	0.00	0.00
2/1/08 – 2/29/08	0	0.00	0.00	0.00
3/1/08 – 3/11/08(11 days)[1]	0	0.00		(7,030.06 is due for 3/20082)

PERIOD 2
3/12/08 – 3/31/08 (20 days)	8,255 (65,8900426%)	(1.32)	(10,896.60)	(7,030.06 per row above).
4/1/08 – 4/30/08	8,255 (65.8900426%)	(1.32)	(10,896.60)	(10,896.60)
5/1/08 – 5/31/08	8,255 (65.8900426%)	(1.32)	(10,896.60)	(10,896.60)
6/1/08 – 6/30/08	8,255 (65.8900426%)	(1.32)	(10,896.60)	(10,896.60)
7/1/08 – 7/21/08 (21 days)[3]	8,255 (65.8900426%)	(1.32)	(10,896.60)	(11,599.61 is due for 7/20084)
PERIOD 3
7/22/08 – 7/31/08 (10 days)	9,906 (79.0680512%)	(1.32)	(13,075.92)	(11,599.61 per row above)
8/1/08 – 8/31/08	9,906 (79.0680512%)	(1.32)	(13,075.92)	(13,075.92)
9/1/08 – 9/30/08	9,906 (79.0680512%)	(1.32)	(13,075.92)	(13,075.92)
10/1/08 – 10/31/08	9,906 (79.0680512%)	(1.32)	(13,075.92)	(13,075.92)
11/1/08 – 11/31/08[5]	9,906 (79.0680512%)	(1.32)	(13,075.92)	(13,075.92)

[1]	Assumes that 10% of the Expansion Term is Abated.
[2]	Assumes 31 days in March, 2008. $10,896.60 divided by 31 days is $351.03/day Base Rent x 20 days = $7,030.06 Base Rent.
[3]	Assumes that 10% of the Expansion Term’s Base Rent will be calculated on 65.8900426% of the Expansion Space Floor area.
[4]

Assumes 31 days in July, 2008. $10,896.60 divided by 31 days is $351.50/day Base Rent x 21 days = $7,381.57 Base Rent for PERIOD 2. $13,075.92 divided by 31 days is $421.80/day Base Rent x 10 days = $4,218.04 Base Rent for PERIOD 3.

Total Base Rent for July, 2008 = $11,599.61.

[5]	Assumes that 10% of the Expansion Term’s Base Rent will be calculated on 79.0680512% of the Expansion Space Floor area.

Exhibit K

EXHIBIT L

PAGES TO BE SUBSTITUTED INTO ORIGINAL LEASE

(See Attached.)

Exhibit L